Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:        John J. Haines
Franklin Electric Co., Inc.
260.824.2900

FRANKLIN ELECTRIC ACQUIRES U.S. GROUNDWATER DISTRIBUTION COMPANY

Fort Wayne, IN - January 2, 2019 - Franklin Electric Co., Inc. (NASDAQ: FELE) announced today that it has acquired Milan Supply Company of Mt. Pleasant, Michigan for $5.9 million. Milan is a professional groundwater distributor operating six locations in the State of Michigan. Milan has approximately $22 million of consolidated annual sales.

DeLancey Davis, President of Headwater Companies, the wholly owned Distribution Segment of Franklin Electric, commented:

“We are pleased to add Milan Supply to the Headwater family. The team at Milan has served the pump industry and related water resource markets for over 50 years and has an outstanding reputation with their customers for technical capability and service. The acquisition of Milan adds to Headwater’s commitment to the important Michigan groundwater market and further fulfills our objective of being the leading source in groundwater systems distribution in the U.S.”

Headwater Companies, LLC is a collection of leading groundwater distributors. This collective and vested group ensures a focused groundwater distribution organization that delivers quality products and leading brands to the industry, providing contractors with the availability and service they demand to meet their application challenges.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases,  raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2017, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statement